Exhibit No. 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report on Form 10-K of Journal Communications, Inc. (the Company) of our report dated January 25, 2002, included in the 2001 Annual Report to Shareholders of Journal Communications, Inc.

     Our audits also included the financial statement schedule of Journal Communications, Inc. listed in item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-79770 and 333-45408) pertaining to Journal Communications, Inc. Employees' Individual Retirement Agreement and the Journal Employees' Stock Trust of our report dated January 25, 2002, except for note 4 as to which the date is February 7, 2002, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report on Form 10-K of Journal Communications, Inc.


ERNST & YOUNG LLP


/s/ Ernst & Young LLP

Milwaukee, Wisconsin
March 25, 2002


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